                                                                     Exhibit 3.4

                                    EXHIBIT A
                                    ---------

                                 PLAN OF MERGER

         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into this 8th day of December, 2000 by and between Empyrean Bioscience, Inc., a Wyoming corporation (the "Surviving Corporation") and Empyrean Diagnostics, Inc., a California corporation (the "Merged Corporation").

         WHEREAS, the respective Board of Directors of the Surviving Corporation and the Merged Corporation deem it advisable and in the best interests of the parties hereto, that the Merged Corporation be merged into the Surviving Corporation under the laws of the State of Wyoming in the manner provided therefor pursuant to Section 17-16-1107 of the Wyoming Business Corporation Act and under the laws of the State of California in the manner provided therefor pursuant to Section 1108 of the California General Corporation Law.

         NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto agree to merge upon the terms and conditions below stated:

         1. The parties hereto agree that the Merged Corporation will be merged into the Surviving Corporation (the "Merger").

         2. The mode of carrying the Merger into effect will be as follows:

         (a) At the Effective Date of the Merger (as defined below), each issued and outstanding share of common stock of the Merged Corporation shall be cancelled, and the certificate(s) representing such share(s) shall be surrendered, cancelled, and extinguished.

                  (b) At the Effective Date of the Merger, each shareholder of the Surviving Corporation whose shares were outstanding immediately before the Effective Date of the Merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the Merger.

         (c) The Merger will become effective on or before December 31, 2000 (the "Effective Date").

         (d) Upon the Effective Date, all the property, rights, agreements, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the Merged Corporation shall be transferred to, vested in, and devolve upon, the Surviving Corporation without further act or deed and all property, rights, and every other interest of the Surviving Corporation and the Merged Corporation shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merged Corporation, respectively. The Merged Corporation hereby agrees from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of the Merged Corporation acquired or to be acquired by reason of or as a result of the Merger herein provided for and otherwise to carry out the interest and purposes hereof and the proper officers and directors of the Merged Corporation and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merged Corporation or otherwise to take any and all such action.

         3. The respective Board of Directors of the constituent corporations a party hereto shall have the power in their discretion to abandon the Merger provided for herein prior to the filing of the Articles of Merger or other appropriate certificate with the office of the Secretary of State.

         IN WITNESS WHEREOF, the parties hereto have caused their respective corporate names to be signed hereto by their respective officers, duly authorized by their respective Board of Directors and shareholders of the constituent corporations.


                                          EMPYREAN BIOSCIENCE, INC., Surviving
                                          Corporation

                                          By:  /s/ Richard C. Adamany
                                               -------------------------------
                                                   December 8, 2000

                                          EMPYREAN DIAGNOSTICS, INC., Merged
                                           Corporation

                                          By:  /s/ Brenda K. Brown
                                               -------------------------------
                                                   December 8, 2000